EXHIBIT 10.43
DRESSER-RAND GROUP INC.
NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN
(Effective as of January 1, 2009)
     WHEREAS, Dresser-Rand Group Inc. (the “Company”) previously established the Dresser-Rand Group Inc. Director Compensation Program (the “Prior Program”) to allow the non-employee directors of the Company to defer receipt of amounts payable for their services as members of the Board of Directors of the Company; and
     WHEREAS, effective as of January 1, 2009, the Company wishes to amend and restate the Prior Program as the Dresser-Rand Group Inc. Non-Employee Director Fee Deferral Plan (the “Plan”) to comply with the requirements of Internal Revenue Code section 409A and thereby avoid any tax arising thereunder;
     NOW, THEREFORE, in consideration of these premises, the Dresser-Rand Group Inc. Non-Employee Director Fee Deferral Plan is hereby set forth below to be effective as of January 1, 2009.
     Section 1. Establishment and Purpose. The Company has established this Plan to promote the long-term success of the Company by creating a long-term mutuality of interests between the non-employee directors and stockholders of the Company, to provide an additional inducement for such directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company.
     Section 2. Definitions. For purposes of the Plan, the following terms shall have the indicated meanings:
     (a) “Accounts” means the Equity Deferral Account(s) and/or Fee Deferral Account(s) established and maintained on the books of the Company to record a Participant’s interest under the Plan.
     (b) “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.

     (c) “Annual Retainer” means the annual retainer to be paid to each Non-Employee Director for a Plan Year as determined by the Board of Directors.
     (d) “Beneficiary” means the person or persons named by the Participant as the recipient of any distribution remaining to be paid to the Participant under the Plan upon the Participant’s death.
     (e) “Board of Directors” means the Board of Directors of the Company.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” means the Nominating and Governance Committee of the Board of Directors.
     (h) “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     (i) “Company” means Dresser-Rand Group Inc., a Delaware corporation.
     (j) “Deferral Election” is defined in Section 4(a) of the Plan.
     (k) “Determination Date” means the date described in Section 4(b)(ii) of the Plan.
     (l) “Director Fees” means the Annual Retainer and Meeting Fees payable by the Company to a Non-Employee Director for his or her services as a director of the Company for a Plan Year.
     (m) “Director Incentive Plan” means, for the period prior to May 13, 2008, the Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan, as amended, and for the period thereafter, the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, as amended from time to time.
     (n) “Election Period” means, with respect to a Plan Year, the reasonable period prior to the beginning of such year that is established for the making of elections for such Plan Year pursuant to Section 4(a) of the Plan. The term “Election Period” shall also include the 30-day election period provided for under Section 4(a) of the Plan.
     (o) “Equity Award” means the award specified by the Committee that will be granted to Non-Employee Director under the terms of the Director Incentive Plan for his or her services as a director of the Company for a Plan Year.
     (p) “Equity Deferral Account” an account established and maintained on the books of the Company with respect to a Participant pursuant to Section 4(b)(ii) of the Plan.
     (q) “Fair Market Value” means, as of any valuation date, the closing price of a share of Common Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time). If there are no Common Stock transactions reported on such exchange or system on such valuation date, Fair Market Value shall mean the closing price of a share of common stock on the nearest preceding date on which Common Stock transactions were so reported.
     (r) “Fee Deferral Account” means an account established and maintained on the books of the Company with respect to a Participant pursuant to Section 4(b)(i) of the Plan.
     (s) “Financial Hardship” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)), the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that cannot be relieved (i) through reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would not cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. A financial need arising from a foreseeable event such as the purchase of a home or the payment of education expenses for children shall not be considered to be a Financial Hardship.
     (t) “Meeting Fees” means cash compensation payable by the Company to a Non-Employee Director for attending meetings of the Board of Directors or committees thereof on which such Non-Employee Director serves as a member.
     (u) “Non-Employee Director” means an individual who (i) is a member of the Board of Directors by virtue of being elected to the Board of Directors by the stockholders of the Company or by the Board of Directors under applicable corporate law, and (ii) is not an officer or employee of the Company or an Affiliate.
     (v) “Participant” means a Non-Employee Director or former Non-Employee Director for whom an Account is being maintained under the Plan.
     (w) “Payment Date” is defined in Section 4(c)(ii) of the Plan.
     (x) “Payment Election” is defined in Section 4(c)(i) of the Plan.
     (y) “Plan” means this Dresser-Rand Group Inc. Non-Employee Director Fee Deferral Plan as in effect from time to time.
     (z) “Plan Year” means the calendar year.
     (aa) “Restricted Stock Unit” means a fictional share of stock credited to the Account of a Participant pursuant to Section 4(b) of the Plan.
     (bb) “Separation from Service” means, with respect to a Non-Employee Director, such Non-Employee Director’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliate.
     Section 3. Plan Administration. The Plan shall be administered by the Committee. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination of other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action (without restriction, however, on the right of the Committee to reconsider and redetermine such action). The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Internal Revenue Code section 409A and shall be interpreted and administered to the extent possible in accordance with such intent.
     Section 4. Deferral of Director Fees and Equity Awards.
     (a) Deferral Elections. During the Election Period for each Plan Year, a Non-Employee Director may make an election to defer all or any portion of the Director Fees and/or Equity Awards otherwise payable to him or her for services to be performed for such Plan Year (a “Deferral Election”). If an individual becomes a Non-Employee Director for the first time during a Plan Year, or if a former Non-Employee Director resumes serving as a Non-Employee Director during a Plan Year and was not a Non-Employee Director during the 24-month period immediately preceding the date of his or her resumption of service as a Non-Employee Director, such Non-Employee Director may make the Deferral Election referred to in this Plan Section 4(a) within thirty (30) days after the date he or she first becomes or resumes being, as the case may be, a Non-Employee Director; provided, however, that the Deferral Election so made shall apply only to the Director Fees and Equity Awards otherwise payable to such Non-Employee Director for his or her services to be performed after the end of said 30-day election period. The Deferral Election made by a Non-Employee Director for a Plan Year pursuant to this Plan Section 4(a) shall specify (i) the portion of the Director Fees and Equity Awards to which he or she is entitled for services to be performed for such Plan Year that shall be deferred pursuant to the Plan and (ii) as provided in Section 4(c) of the Plan, the Payment Date with respect to the Restricted Stock Units credited to his or her Accounts for such Plan Year. The election made by a Non-Employee Director for a Plan Year pursuant to this Section 4(a) shall (i) be made in writing on the form attached hereto as Exhibit A or such other form that is prescribed by and filed with the Committee, (ii) be irrevocable as of the December 31 immediately prior to the first day of the Plan Year to which the election relates (or such earlier date as the Committee may prescribe), and (iii) unless otherwise determined by the Committee and specifically provided for in writing on an election form, a new election form shall be required to be completed during the Election Period for each Plan Year.
     (b) Crediting of Accounts. For each Plan Year, the Company shall establish and maintain Accounts on its books for each Non-Employee Director who elects to defer Director Fees and/or Equity Awards for such Plan Year pursuant to Section 4(a) of the Plan. Each such Account shall be designated by the name of the Participant for whom established and the Plan Year to which it relates.
(i) If a Participant elects to defer his or her Director Fees for a Plan Year, such fees shall be credited by the Company in the form of Restricted Stock Units to such Participant’s Fee Deferral Account on the date such amounts would have otherwise been paid by the Company to such Participant. A Participant is permitted to make a separate election with respect to his or her Annual Retainer and Meeting Fees. The number of Restricted Stock Units credited to a Fee Deferral Account with respect to any Participant shall be determined by dividing the amount of Director Fees to be deferred by the Fair Market Value of the Company’s Common Stock on the date such Director Fees would have been paid in cash but for the Deferral Election. All Restricted Stock Units credited to a Participant’s Fee Deferral Account shall be at all times fully vested and nonforfeitable.

(ii) If a Participant elects to defer an Equity Award, the value of such award shall be credited by the Company in the form of Restricted Stock Units on the date such Equity Award would have otherwise been granted by the Company to such Participant. The number of Restricted Stock Units credited to a Participant’s Equity Deferral Account shall be determined by dividing the value of the Equity Award by the Fair Market Value of the Company’s Common Stock at the close of business on the date of the first Board of Directors meeting that occurs during the Plan Year (the “Determination Date”).
(A) All Restricted Stock Units credited to a Participant’s Equity Deferral Account shall vest in accordance with the terms established by the Committee that would have applied to the Equity Award in the absence of a Deferral Election; provided, however, that the Committee, in it sole discretion, shall have the authority to accelerate vesting of any Restricted Stock Units.

(B) In the event of a Participant’s Separation from Service with the Company and its Affiliates prior to the date the Restricted Stock Units vest in accordance with Section 4(b)(ii)(A) above, (i) such Participant shall have no rights whatsoever in and to any of the unvested Restricted Stock Units credited to his or her Equity Deferral Account; (ii) all of the unvested Restricted Stock Units credited to his or her Elective Deferral Account shall be forfeited to the Company and shall no longer be outstanding as of the date of such Separation from Service; and (iii) neither the Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.
(iii) A Participant shall not be entitled to any dividend rights, dividend equivalent rights, voting rights, rights upon liquidation or other rights of owners of Common Stock with respect to any Restricted Stock Units credited to his or her Accounts unless and until shares of Common Stock are issued to Participant in respect of the Restricted Stock Units.
     (c) Issuance of Shares.

(i) A Participant shall make a payment election with respect to each Deferral Election made under the Plan for a Plan Year (the “Payment Election”). The Payment Election shall be made during the Election Period for a Plan Year and shall apply to the Restricted Stock Units credited to the Participant’s Accounts that are attributable to the related Deferral Election. A Participant may elect one of the following payment dates (the “Payment Date”) in the Payment Election for a Plan Year: (A) the date of the Participant’s Separation from Service or (B) a fixed date or dates which shall be (1) no earlier than the first day of the Plan Year following the Plan Year for which the related Deferral Election is made and (2) no earlier than the date all Restricted Stock Units credited to a Participant’s Equity Deferral Account for such Plan Year will be fully vested. Such Payment Date is subject to being accelerated in accordance with the provisions of Section 4(d) of the Plan, Section 5 of the Plan or Section 6(d) of the Plan. If a Participant fails to make a Payment Election or to select a Payment Date, he or she will be deemed to have elected Separation from Service as his or her Payment Date.

(ii) Shares of Common Stock in settlement of the vested Restricted Stock Units credited to a Participant’s Accounts for a Plan Year (A) shall be issued or commence being issued, as the case may be, to such Participant pursuant to this Plan Section 4(c) on a date determined by the Committee that is within 15 calendar days following the Payment Date elected by the Participant pursuant to Section 4(c)(i) of the Plan and (B) shall be issued to such Participant either in single issuance or in a series of installments over a period of up to five (5) years, such form of distribution to be made in accordance with such Participant’s Payment Election; provided, however, that if a Participant does not elect a form of distribution, he or she will be deemed to have elected to receive such shares of Common Stock in a single issuance. The number of shares of Common Stock to be issued to a Participant in any annual installment shall be determined by dividing the total vested Restricted Stock Units credited to a Participant’s Accounts for the applicable Plan Year by the number of annual installments remaining to be paid; provided, however, that if this results in a fractional number, the number of shares of Common Stock to be issued will be the next lower whole number. Installment payments after the first of a series of installment payments shall be made on anniversary dates of the first installment payment. At the time that any shares of Common Stock are issued to a Participant in settlement of Restricted Stock Units, the number of Restricted Stock Units credited to such Participant’s Accounts shall be reduced accordingly to reflect such issuance, and any remaining Restricted Stock Units credited to the Participants’ Accounts will continue to be subject to adjustment under Section 6(f) of the Plan. The amount of any fractional shares shall be paid in cash.
     (d) Death of Participant. Any provision of the Plan or a Payment Election to the contrary notwithstanding, (i) if a Participant dies prior to his or her Payment Date or (ii) if a Participant who elected installment payment dies after his or her Payment Date but prior to receiving all installments due under the Plan, the Company shall issue a certificate to the Beneficiary of such Participant representing the number of shares of Common Stock equal to the whole number of vested Restricted Stock Units credited to the deceased Participant’s Accounts, and the amount of any fractional shares shall be paid in cash to the Beneficiary. Any Beneficiary designation shall be made in writing on a form prescribed by and filed with the Committee, and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to so designate a Beneficiary, or in the event all of the designated Beneficiaries are individuals who predecease the Participant, any remaining shares distributable under the Plan shall be issued to such Participant’s surviving spouse, or if no surviving spouse, to his or her estate. All distributions under this Plan Section 4(d) shall be made on a date determined by the Committee that is within 90 days following the Participant’s death.
     (e) Financial Hardship. If a Participant encounters a Financial Hardship, the Committee in its absolute discretion may cancel such Participant’s Deferral Election under the Plan. In addition, if a Participant incurs a Financial Hardship, the Committee in its absolute discretion may direct the Company to distribute shares attributable to such number of vested Restricted Stock Units credited to such Participant’s Accounts as the Committee shall determine to be reasonably necessary to satisfy the Financial Hardship need of such Participant (which amount may include the amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the Financial Hardship payment to be made to such Participant). The determination of the number of shares reasonably necessary to satisfy the Financial Hardship need shall take into account any additional compensation that is available to the Participant from any cancellation of his or her Deferral Election under the Plan. No distribution shall be made to a Participant pursuant to this Plan Section 4(f) unless (i) such Participant’s Financial Hardship is an “unforeseeable emergency” within the meaning of Treas. Reg. section 1.409A-3(i)(3), and (ii) such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her Financial Hardship as may be requested by the Committee.
     Section 5. Plan Amendment and Termination. The Board of Directors shall have the right and power at any time and from time to time to amend the Plan, in whole or in part, for any reason; provided, however, that no such amendment shall reduce the number of Restricted Stock Units actually credited to a Participant’s Accounts as of the date of such amendment without the consent of the affected Participant or further defer the date or dates as of which shares of Common Stock are to be issued in settlement of such Restricted Stock Units. The Board of Directors shall also have the right and power at any time and for any reason to terminate the Plan and to issue shares of Common Stock to a Participant with respect to the Restricted Stock Units then credited to his or her Accounts in a manner that does not subject the Participant to the tax imposed by Code section 409A as a result of the issuance of such shares.
     Section 6. General Provisions.
     (a) Nature of Plan and Rights. The Plan is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for Non-Employee Directors. The Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of the Plan to determine the number of shares of Common Stock to be issued by the Company to a Participant pursuant to the Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind or to grant a property interest of any kind to any Participant, designated Beneficiary or estate. The amounts credited by the Company to the Accounts maintained under the

Plan are and for all purposes shall continue to be a part of the general liabilities of the Company, and to the extent that a Participant, designated Beneficiary or estate acquires a right to receive shares of Common Stock or a cash payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (b) No Continuing Right as Director. Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, shall confer upon any Participant any right to continue as a director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board of Directors to elect and remove directors.
     (c) Specified Employees. If a Participant is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) as of the date of his or her Separation from Service, no distribution on account of the Participant’s Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any shares of Common Stock that would have been issued, and any cash payment in lieu of fractional shares that would have been made, upon a Participant’s Separation from Service will be issued or paid on the earliest business day that complies with the requirements of Code section 409A.
     (d) Special Distributions. Any provision of the Plan or a Payment Election to the contrary notwithstanding, the Committee in its absolute discretion may direct the Company to accelerate the time for the distributing shares of a Common Stock with respect to Restricted Stock Units credited to a Participant’s Accounts under the Plan to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such Participant to the tax imposed by Code section 409A as a result of such acceleration.
     (e) Compliance with Code Section 409A. The compensation payable by the Company to a Participant or beneficiary of a deceased Participant pursuant to the Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.
     (f) Adjustments upon Changes in Common Stock. If any change is made in the stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the number of Restricted Stock Units credited to the Accounts of a Participant will be appropriately adjusted by the Board of Directors to account for the change. The Restricted Stock Units created pursuant to the Plan shall not affect in any way the right or power of the Company to issue additional common stock or other securities, make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

     (g) Spendthrift Provision. No right or interest under the Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Code section 414(p)), and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated Beneficiary or estate.
     (h) Severability. If any provision of the Plan is held to be illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.
     (i) Expenses. All expenses associated with the administration of the Plan, including but not limited to legal and accounting fees, shall be paid by the Company.
     (j) Binding Effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributee and legal representatives.
     (k) Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the internal laws (without regard to principles of conflicts of laws) of the State of Delaware.
     (l) Construction. The headings of the Sections and subsections in the Plan are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather than such titles or headings, shall control. When a noun or pronoun is used in the Plan in plural form and there is only one person or entity within the scope of the word so used, or in singular form and there is more than one person or entity within the scope of the word so used, such noun or pronoun shall have a plural or singular meaning as appropriate under the circumstance.
     IN WITNESS WHEREOF, the undersigned has executed this Plan on this 5th day of December, 2008, to be effective as of January 1, 2009.

DRESSER-RAND GROUP INC.
By /s/ Mark F. Mai
Name:	Mark F. Mai
Title:	Vice President, General Counsel & Secretary